UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021 (February 23, 2021)

VALERO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13175	74-1828067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	VLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On Feb. 23, 2021, the Compensation Committee (“Committee”) of the Valero Energy Corporation board of directors (“Board”) and the independent directors of the Board approved grants of long-term incentive awards to Valero’s named executive officers. The grants were made under Valero’s 2020 Omnibus Stock Incentive Plan and consisted of awards of (i) restricted shares of Valero’s common stock (“Common Stock”), and (ii) performance shares.

Restricted Shares. The restricted shares are scheduled to vest (become nonforfeitable) in equal annual installments over a period of three years beginning Feb. 23, 2022.

Performance Shares. The performance shares are scheduled to vest annually in equal one-third increments (the first vesting date being in Jan. 2022 for the performance period ending Dec. 31, 2021). On the vesting dates of the performance shares, Valero’s performance will be measured first against Valero’s total shareholder return (TSR) compared to its peers (hereafter, relative TSR, or rTSR). Shares of Common Stock (common shares) can be earned upon the vesting of performance shares based upon Valero’s rTSR ranking. If Valero’s rTSR ranking equals the median of the peer group, 100% of the target performance shares are earned as shares of Common Stock; if Valero ranks in the first or second position among the peers, 200% of the target shares are earned as shares of Common Stock, but if Valero ranks in the last or second-to-last position among the peers, no common shares are earned. If Valero’s rTSR ranking falls between the second highest and the second-to-lowest position, the number of common shares earned is determined by straight-line interpolation (except for the median ranking which earns 100%).

After Valero’s rTSR performance has been determined, Valero’s rTSR score is subject to an increase or decrease of 25 percentage points, hereafter referred to as the “Energy Transition performance measure.” The Energy Transition performance measure has two equally weighted components (12.5 percentage points each): (1) Valero’s annual progress versus a target in achieving Valero’s publicly announced greenhouse gas (GHG) emissions offset/reduction target, and (2) the percentage of Valero’s growth capital expenditures deployed for low-carbon initiatives versus an annual target. The capital expenditures for this component must meet or exceed a minimum return on invested capital (ROIC). The low-carbon initiatives eligible for the second component could include investments in projects that expand the production of lower carbon products such as renewable diesel and sustainable aviation fuel, projects that reduce the carbon intensity of existing products (such as carbon capture and sequestration), and projects that alter the product yield of Valero’s facilities to better match evolving customer demand.

If Valero meets or exceeds the targets for each of the Energy Transition performance components, Valero’s rTSR score will be increased by 25 percentage points (for example, rTSR score of 125% would be increased by 25 points to 150%), subject to a maximum payout cap of 200%. If, however, Valero does not meet the targets for each of the Energy Transition performance components, then Valero’s rTSR score will be reduced by 25 percentage points (for example, rTSR score of 125% would be reduced by 25 points to 100%). Meeting the target for one of the Energy Transition performance components but not the other results in a modifier of zero, and therefore does not alter the rTSR score.

The Energy Transition performance measure will also be applied to the two performance metrics (i.e., rTSR weighted at 75% of total performance score, and ROIC weighted at 25% of total performance score) applicable to the outstanding tranches of performance shares that were awarded in 2020 (i.e., the tranches having performance periods ending in December 2021 and December 2022). There were no other changes to Valero’s performance share incentive from the prior year (e.g, peer group, payout schedule, methodology for measuring TSR).

Grant Amounts. The amounts of the long-term incentive grants made on Feb. 23, 2021 are listed below.

name and title	restricted shares	performance shares
Joseph W. Gorder, CEO	87,750	87,750
R. Lane Riggs, President and COO	33,780	33,780
Jason W. Fraser, EVP and CFO	25,540	25,540
Gary K. Simmons, EVP and COO	17,620	17,620
Cheryl L. Thomas, SVP and CTO	11,540	11,540

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Valero Energy Corporation 2020 Omnibus Stock Incentive Plan—incorporated by reference to Appendix A to Valero’s Definitive Proxy Statement on Schedule 14A, filed March 19, 2020 (SEC File No. 001-13175d).

104	The cover page from the Company’s Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO ENERGY CORPORATION

Date: March 1, 2021	by:	/s/ Richard J. Walsh
Richard J. Walsh
Senior Vice President and General Counsel